Exhibit 10.1

LICENSE TERMINATION AND SETTLEMENT AGREEMENT

This License Termination and Settlement agreement (“LTSA”) is entered between Michael Tempesta (“Tempesta”), an individual, and Jaguar Health, Inc. and its affiliate Napo Pharmaceuticals, Inc., as well as their predecessors (collectively, “Jaguar”).  Together Tempesta and Jaguar are referred to hereinafter as “the Parties.”

Whereas on February 8, 1990 Tempesta entered into a License Agreement (“1990 License”) with Shaman Pharmaceuticals (“Shaman”) related to a substance described therein as SP 303, and

Whereas Napo Pharmaceuticals (“Napo”) is a successor-in interest to Shaman, and

Whereas Napo and Tempesta entered into a modified license agreement on October 16, 2002, thereby terminating the 1990 License (“2002 License”), and

Whereas Napo is now wholly owned by Jaguar Health, Inc. and Jaguar has the relevant rights and responsibilities under the 1990 and 2002 License Agreements (“License Agreements”), and

Whereas Tempesta commenced an audit of royalty payments made to him during the period from 2015 through the third quarter of 2018 (“Audit”), an audit that is on-going, and

Whereas a dispute has arisen between Tempesta and Jaguar, and

Whereas Jaguar contends that the License Agreements are not enforceable and that all patent licenses and patents related to the License Agreements expired before 2019 (see Brulette v Thys and Kimble v Marvel Entertainment), and

Whereas Tempesta contends that the License Agreements are trade secret licenses since no patent or patent applications related to SP 303 were in existence at the time of the 1990 License Agreement and Shaman was not compelled by the agreement to seek any, and, therefore, it has not expired (see e.g. Warner -Lambert v Reynolds), and

Whereas Tempesta claims that Brulette and Kimble and related cases have no application to a license that was cancellable at the will of a licensee, and Jaguar disagrees, and

Whereas Tempesta claims that SP-303 related patents other than the ones that list him as an inventor are and have been in force at relevant times and are a basis for non-expiration and that he should have listed him as an inventor on those patents in addition to his listing on the 5211944 and 5494661 patents, and Jaguar disagrees, and

Whereas it is the position of each party that the claims of the other party have no merit, and

Whereas Jaguar represents that it does not possess or has been unable to locate certain back up documents requested by the auditor, and Whereas the Parties wish to settle the Audit, close out any and all claims regarding under or over payments of royalties for periods preceding January 1, 2019 and resolve all other disputes between them:

THEREFORE, For good and valuable consideration to each of them, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                   LICENSE TERMINATION

The 2002 License, subject to the provisions below regarding an Event of Default, shall be deemed terminated as of September 30, 2018.

2.                   AUDIT RIGHTS TERMINATED; PAST ROYALTY ISSUES CLOSED

The Audit shall be deemed completed with no further royalties due from Jaguar to Tempesta.  Tempesta will pay the cost of the Audit.  No further audits may be conducted.  Tempesta may not claim that royalties were underpaid and Jaguar may not claim they were overpaid.  Jaguar’s books and records are hereby closed for purposes of any royalty payment to Tempesta.

3.                   CASH CONSIDERATION

Upon execution (which shall be the “Effective Date”) of this LTSA, and in consideration for the Audit termination, 2002 License termination, and the releases below, Jaguar will pay $50,000.00 (the “Initial Payment”) to Tempesta and deliver to him an executed copy of an unsecured promissory note for the amount of $550,000.00 (“Note”).  The Note shall bear simple interest at 2 1/2 % per year.  Aggregate payments of $100,000.00 per year plus interest will be paid by Jaguar to Tempesta in two $50,000.00 payments plus accrued interest each year, beginning on March 1, 2020 and then on September 1, 2020 and on March 1 and September 1 each year thereafter until the Note is paid in full.   A copy of the Note to be executed is attached as Exhibit A.

4.                   STOCK CONSIDERATION

Upon execution of this agreement and as further consideration for the Audit termination, 2002 License termination and the release below, Jaguar will deliver to Tempesta 40,000 shares of JAGX common stock (the “Shares”) with a market value of $48,000.  The Shares have been priced using the closing price as of the Closing Date (as defined in Section 9).  The Shares shall be “locked-up” and not tradeable by Tempesta prior to October 1, 2020.  On or before October 1, 2020, if necessary, Jaguar will provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute and applicable state securities laws with regard to the Shares.

5.                   MUTUAL AND UNCONDITIONAL RELEASES

Tempesta, for himself and his heirs, hereby releases and forever discharges Jaguar and its subsidiaries, predecessors, affiliates, officers, directors and attorneys from any and all claims, causes of action, and fees and costs of any nature whatsoever, known or unknown related to the Audit and past paid royalty calculations and payments.  Jaguar, for itself and its subsidiaries, predecessors, affiliates, officers, directors, and attorneys  hereby release and forever discharge Tempesta from any and all claims, causes of action and fees and costs of any nature whatsoever, known or unknown, including without limit  any claims for past License Agreements royalty miscalculations or overpayments.

6.                   TEMPESTA CONDITIONAL RELEASE

Tempesta, for himself and his heirs, hereby releases and forever discharges Jaguar and its subsidiaries or any other predecessors or affiliates, and their respective officers, directors, and attorneys, from any and all claims, causes of action, and fees and costs of any nature whatsoever, known and unknown, except that, if Jaguar fails to make timely payments of principal and/or interest on the Note and fails to cure any default, as defined below (“An Event of Default”), the Tempesta post-January  1, 2019 claims related to the 2002 License agreement, are not released and Tempesta may proceed with a claim for royalty payments under the 2002 License for periods after January 1, 2019.    For clarity, in An Event of Default, Jaguar will be free to contest Tempesta’s claims regarding the 2002 License and assert any claim that the license(s) were unenforceable or void as a matter of law, including, without limitation that the 2002 License is void under Brulette and Kimble .  Further, if there is an Event of Default and a claim is successfully asserted by Tempesta under the 2002 Royalty Agreement, any monies paid to Tempesta pursuant to the Note plus the Initial Payment and the value of the shares as of the Effective Date of this agreement as recited in this agreement shall be an offset to any final damages awarded in favor of Tempesta.

7.                   DEFAULT AND THE RIGHT TO CURE

If any payment on the Note has not been paid within 15 calendar days of its due date, including interest payments, Tempesta shall provide by letter and email to Jaguar a notice of the delinquency.   Jaguar shall have 30 calendar days from receipt of the email to cure the deficiency by making the requested payment.  If Jaguar fails to cure such default, Tempesta may declare that an Event of Default will have occurred pursuant to this LSTA and either a) seek damages pursuant to Section 6 hereof or b) elect to accelerate the Note pursuant to Section 6 thereof.

8.                   STATUTE OF LIMITATIONS; LACHES AND ESTOPPEL; STATEMENT OF GROSS INCOME

Jaguar agrees that, in an Event of Default, it may not assert as a response to a claim for royalty payments post January 1, 2019 a defense of either the statute of limitations, laches or estoppel based on delay.   Applicable statute of limitations are tolled during the period from the date of this agreement to the date the Note is fully paid or an Event of Default occurs. Beginning with the calendar year 2019, Jaguar will calculate the annual amount of Gross Income, as defined in the 2002 License, and within 15 days of Jaguar filing its 10-K with the SEC for each such year, Jaguar will send a statement of those earnings to Arnold & Porter in a sealed envelope to be deposited unopened in that law firm’s safe. If, and only if, there is an Event of Default, the envelopes may be opened and inspected by Tempesta and used in any proceeding, if and as relevant.  Once the Note is paid off, the reports will be destroyed or be returned to Jaguar at Jaguar’s election. Notwithstanding the foregoing, if Tempesta elects to accelerate the Note pursuant to Section 6 thereof, this Section 8 shall become null and void.

9.                   CLOSING DATE AND TIME

The date and time of the execution and closing for this Agreement (the “Closing Date”) shall be October 1, 2019, after 5:00 pm Eastern Standard Time.  The closing of the transactions contemplated by this Agreement shall occur at such location as may be agreed to by the parties.

10.            TAXES AND ATTORNEY FEES

Each of the Parties will be responsible for its own taxes and each will bear its own attorney fees.

11.            WAIVER OF CALIFORNIA CIVIL CODE SECTION 1542

The Parties acknowledge that each understands the provisions of CCP 1542 which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Except in the case of an Event of Default, the Parties waive and relinquish every right or benefit each may have under CCP 1542 with respect to the released matters to the full extent each may do so.  The Parties acknowledge that each may discover facts in addition to or different from those each may now know or believe with respect to released matters, but it is nevertheless the intent of each to fully and finally settle and release all claims, notwithstanding discovery of new or additional facts.

12.            NO ADMISSIONS

Except as expressly set forth herein, the Parties agree and acknowledge that nothing in this LTSA shall be construed as admissions by either party with respect to the merits of the underlying dispute.

13.            MUTUAL DRAFTING; RELIANCE ON OWN COUNSEL

The Parties acknowledge that each and their counsel have been fully Involved in the drafting and negotiations of this LTSA.   The Parties acknowledge that they have carefully and fully reviewed and read this LTSA and that they are relying on the advice of their own counsel and have freely and voluntarily executed the LTSA. Each acknowledges that, except as set forth herein, it is not relying on any representations made by the other and that none have been made.

14.            ENTIRE AGREEMENT AUTHORITY

This LTSA is the entire agreement between the Parties and it supersedes, except in an Event of Default, all prior agreements, oral or written.  Each person signing this agreement represents and warrants that he or she has the authority to do so and that neither of the Parties has assigned its rights to a third party.

15.            AMENDMENTS

This LTSA may be amended only by a writing signed by both Parties.  An email exchange shall not be considered an amendment in writing.

16.            CHOICE OF LAW

This LTSA is entered into in California and shall in all respects be governed and enforced by California law, without regard to its conflict of laws provisions.

17.            DISPUTE ATTORNEY FEES

Should any action be necessary to enforce the provisions of this LTSA or the Note, the prevailing party will be entitled to reasonable attorney fees and costs, including the costs and fees of an arbitrator and an arbitration.

18.            BINDING ARBITRATION

The Parties agree that any disputes arising out of this LTSA and, including without limit proceedings in an Event of Default, shall be submitted to final and binding JAMS arbitration conducted in San Francisco, California.  Proceedings, in an Event of Default, to reinstate the License Agreements shall be conducted under JAMS Comprehensive Rules. The arbitration, if instead, is to enforce the obligations in this Agreement, including without limitation, payment of the Note, it will be according to the JAMS Streamlined Rules.   Any arbitration shall be before a single neutral arbitrator chose by the parties, or, if they are unable to choose one, before a single arbitrator chosen under JAMS rules.   Either party may enforce a final arbitration award in any court of competent jurisdiction.

12.            SUCCESSORS AND ASSIGNS

The LTSA shall bind and inure to the benefit of the Parties hereto and their successive assigns, heirs, administrators, executors and conservators.

13.            NOTICE AND PAYMENTS

Payments directed to Tempesta shall be made out to the Michael Tempesta Trust Fund and sent to:

Arnold & Porter

c/o Marty Glick

3 Embarcadero Center

10th floor

San Francisco, CA 94111

Notices to Tempesta shall be sent to both the above address and to

Michael Tempesta

Notices to Jaguar shall be sent to:

Jonathan Wolin

General Counsel

Jaguar Health, Inc.

201 Mission Street, Suite 2375

San Francisco, CA 94105

With a copy to:

Morgan Lewis

Attn:  Benjamin Smith

One Market Street Tower

San Francisco, CA 94105

14.            COUNTERPARTS

The LTSA may be signed in counterparts and when each party has signed and delivered (by fax, mail, email, pdf or otherwise) one such counterpart to the other, each counterpart shall be deemed an original, and all counterparts taken together will constitute one and the same agreement which will be binding and effective as to all Parties.

[SIGNATURES ON FOLLOWING PAGE]

ACCEPTED AND AGREED BY:

MICHAEL TEMPESTA	/s/ Michael Tempesta	DATE:	9/30/19

JAGUAR HEALTH INC.	/s/ Lisa A. Conte	DATE	October 1, 2019

TITLE:	CEO and President

NAPO PHARMACEUTICALS, INC	/s/ Lisa A. Conte		DATE	October 1, 2019

TITLE:	CEO and President